                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   Form 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  March 31, 2000
                                                          --------------

                               VerticalNet, Inc.
--------------------------------------------------------------------------------
                (Exact name of registrant specified in Charter)

     Pennsylvania                  000-25269                23-2815834
--------------------------------------------------------------------------------
     (State or other              (Commission             (IRS Employee
     jurisdiction of              File Number)          Identification No.)
     incorporation)

                    700 Dresher Road
                      Horsham, PA                              19044
--------------------------------------------------------------------------------
          (Address of principal executive offices)           Zip Code


          Registrant's telephone, including area code:  215-328-6100

        (Former name and former address, if changed since last report)

ITEM 2.  ACQUISITION OF ASSETS

On March 31, 2000 (the "Closing Date"), the Registrant completed its previously announced acquisition of substantially all of the assets (the"Acquisition") of R.W. Electronics, Inc. (the "Seller"). The Acquisition was consummated by NECX.com LLC, ("NECX") a wholly-owned subsidiary of the Registrant. The Acquisition was accomplished pursuant to the terms of an Asset Purchase Agreement (the "Purchase Agreement"), dated as of February 16, 2000 (the "Execution Date") by and among the Registrant, NECX, R.W. Electronics, Inc. ("RW Electronics"), R.W. Electronics Trust, Robert R. Benedict and Peter L. LeSaffre. The terms of the Purchase Agreement were the result of arm's length negotiations among the parties.

The consideration paid by the Registrant for the Acquisition included $10 million in cash and the issuance of 720,652 shares of the Registrant's common stock. A portion of the stock consideration issued to the Seller is subject to limited price protection which could require the Registrant to issue up to an additional 366,690 shares of its common stock. The determination of whether the Registrant will be required to issue additional common stock, if any, will be made immediately prior to such time as a registration statement covering the common stock issued to the Seller is declared effective by the Securities and Exchange Commission.

  (b) The Seller operates a business-to-business marketplace for the electronics industry. Specifically, the Seller services the open market segment of the electronics industry buying and selling semiconductors, electronic components, computer products and networking equipment. The Registrant intends to continue such business.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

               (a)  Financial Statements of RW Electronics:
                         Report of Independent Public Accountants
                         Balance Sheets
                         Statements of Income
                         Statements of Shareholders' Equity
                         Statements of Cash Flows
                         Notes to Financial Statements


               (b)  Pro Forma Financial Information.

                    Pro Forma Financial Statements (unaudited):
                         Basis of Presentation
                         Pro Forma Condensed Consolidated Balance Sheet
                         Pro Forma Consolidated Statements of Operations Notes to Pro Forma Condensed Consolidated Financial Statements


               (c)  Exhibits.

                         2.1 Asset Purchase Agreement dated as of February 16, 2000.
                         23.1   Consent of  Tonneson & Company CPAs PC

INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
R.W. Electronics, Inc.
Andover, Massachusetts


We have audited the accompanying balance sheets of R.W. Electronics, Inc. (an S corporation) as of December 31, 1999 and 1998, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of R.W. Electronics, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                    Tonneson & Company CPAs PC


January 31, 2000
(Except for Notes 3 and 12, as to which
the date is March 31, 2000)

                            R.W. ELECTRONICS, INC.
                            ----------------------

                                BALANCE SHEETS
                                --------------

                                    ASSETS
                                    ------


                                                      December 31,
                                                ------------------------
                                                       1999         1998
                                                -----------  -----------
CURRENT ASSETS:
 Cash                                           $    64,162  $    12,737
 Accounts receivable, trade, less allowance
   for doubtful accounts of $50,000 for 1999
   and 1998                                      24,392,643   10,670,595
 Accounts receivable, other                          31,823       46,853
 Inventories                                      5,492,793    1,529,600
 Inventories under management                     2,429,454    1,891,093
 Prepaid expenses                                    67,222       67,314
                                                -----------  -----------

        Total current assets                     32,478,097   14,218,192
                                                -----------  -----------

PROPERTY AND EQUIPMENT, AT COST:
 Computer equipment                                 343,652      331,947
 Office furniture and equipment                     263,414      227,579
 Leasehold improvements                             120,935      117,335
                                                -----------  -----------
                                                    728,001      676,861
 Less accumulated depreciation                      485,071      384,962
                                                -----------  -----------

        Property and equipment, net                 242,930      291,899
                                                -----------  -----------

OTHER ASSETS:
 Deposits                                            34,197       18,843
 Inventories under management                     2,400,000    4,829,454
                                                -----------  -----------

        Total other assets                        2,434,197    4,848,297
                                                -----------  -----------

TOTAL ASSETS                                    $35,155,224  $19,358,388
                                                ===========  ===========

                      See Notes to Financial Statements.

                     LIABILITIES AND SHAREHOLDERS' EQUITY
                     ------------------------------------

                                                            December 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
CURRENT LIABILITIES:
 Note payable, bank                                   $21,648,282   $14,350,798
 Obligations under capital lease                            7,873        29,857
 Accounts payable                                       3,667,049     1,794,271
 Notes payable, shareholders                                    -       157,805
 Subordinated notes payable, shareholders               1,750,000             -
 Dividend distributions payable                         1,347,223       832,000
 Accrued expenses
   Salaries, wages, commissions and payroll taxes       1,284,580       632,747
   Profit-sharing retirement plan contribution             45,000        60,000
   State income taxes                                     194,950        77,376
   Other                                                  328,801       124,580
                                                      -----------   -----------

        Total current liabilities                      30,273,758    18,059,434

OBLIGATIONS UNDER CAPITAL LEASE                                 -         7,873
                                                      -----------   -----------

TOTAL LIABILITIES                                      30,273,758    18,067,307
                                                      -----------   -----------

SHAREHOLDERS' EQUITY:
 Common stock, no par value
   Authorized 12,500 shares
   Issued and outstanding 5,000 shares                      3,000         3,000
 Retained earnings                                      4,878,466     1,288,081
                                                      -----------   -----------

TOTAL SHAREHOLDERS' EQUITY                              4,881,466     1,291,081
                                                      -----------   -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $35,155,224   $19,358,388
                                                      ===========   ===========

                      See Notes to Financial Statements.

                            R.W. ELECTRONICS, INC.
                            ----------------------

                             STATEMENTS OF INCOME
                             --------------------

                                            Year ended December 31,
                                        -------------------------------
                                   1999            1998            1997
                                   ----            ----            ----
NET SALES                         $172,519,213    $105,064,065    $78,125,244

COST OF SALES                      152,813,595      93,856,868     70,360,463
                                  ------------    ------------    -----------

GROSS PROFIT                        19,705,618      11,207,197      7,764,781
                                  ------------    ------------    -----------

OPERATING EXPENSES:
 Selling                             5,556,384       3,480,220      2,727,398
 General and administrative          7,283,708       4,961,557      4,274,947
 Inventory adjustment to
   net realizable value                310,780         156,571        120,776
                                  ------------    ------------    -----------

     Total operating expenses       13,150,872       8,598,348      7,123,121
                                  ------------    ------------    -----------

INCOME FROM OPERATIONS               6,554,746       2,608,849        641,660
                                  ------------    ------------    -----------

OTHER INCOME (EXPENSE):
 Miscellaneous income                    5,551          85,102        159,189
 Interest expense                   (1,095,546)       (607,320)      (573,987)
                                  ------------    ------------    -----------

     Other expense, net             (1,089,995)       (522,218)      (414,798)
                                  ------------    ------------    -----------

INCOME BEFORE PROVISION FOR
 STATE INCOME TAXES                  5,464,751       2,086,631        226,862

PROVISION FOR STATE INCOME
 TAXES                                 276,036          91,326         17,755
                                  ------------    ------------    -----------

NET INCOME                        $  5,188,715    $  1,995,305    $   209,107
                                  ============    ============    ===========


Basic and diluted net
 earnings per share               $   1,037.74    $     399.06    $     41.82
                                  ============    ============    ===========

Weighted average shares
 outstanding used in per-
 share calculation (basic
 and diluted)                            5,000           5,000          5,000
                                  ============    ============    ===========

                      See Notes to Financial Statements.

                            R.W. ELECTRONICS, INC.
                            ----------------------

                      STATEMENTS OF SHAREHOLDERS' EQUITY
                      ----------------------------------

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                 --------------------------------------------

                                Common Stock                      Total
                                No Par Value      Retained    Shareholders'
                               ---------------
                               Shares  Amount     Earnings        Equity
                               ------  -------  ------------  -------------
BALANCE, JANUARY 1, 1997        5,000   $3,000  $   501,669     $   504,669

 Net income for the year                            209,107         209,107
                               ------  -------  -----------   -------------

BALANCE, DECEMBER 31, 1997      5,000    3,000      710,776         713,776

 Net income for the year                          1,995,305       1,995,305

 Dividend distributions
   ($283.60/share)                               (1,418,000)     (1,418,000)
                               ------  -------  -----------   -------------

BALANCE, DECEMBER 31, 1998      5,000    3,000    1,288,081       1,291,081

 Net income for the year                          5,188,715       5,188,715

 Dividend distributions
   ($319.67/share)                               (1,598,330)     (1,598,330)
                               ------  -------  -----------   -------------
BALANCE, DECEMBER 31, 1999      5,000   $3,000  $ 4,878,466     $ 4,881,466
                               ======  =======  ===========   =============

                      See Notes to Financial Statements.

                            R.W. ELECTRONICS, INC.
                            ----------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                                 Year Ended December 31,
                                                                 -----------------------
                                                              1999          1998          1997
                                                       ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                          $  5,188,715   $ 1,995,305   $   209,107
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Depreciation                                           100,180        90,667        84,589
   Provision for doubtful accounts (recoveries)           (15,246)      547,633       312,880
   Inventory adjustment to net realizable value           310,780       156,571       120,776
   Changes in certain assets and liabilities:
    Accounts receivable                               (13,706,803)   (5,354,727)    1,301,333
    Accounts receivable, other                             15,030        28,147       (75,000)
    Refundable income taxes                                     -         4,650        (3,550)
    Inventories                                        (4,273,973)     (762,313)      705,694
    Inventories under management                        1,891,093    (6,720,547)            -
    Prepaid expenses                                           21       (27,206)       27,163
    Deposits                                              (15,354)            -        (2,979)
    Accounts payable                                    1,872,779       428,953       111,210
    Accrued expenses                                      958,628       581,255      (222,428)
                                                     ------------   -----------   -----------

     Net cash provided by (used in)
      operating activities                             (7,674,150)   (9,031,612)    2,568,795
                                                     ------------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions of property and equipment                   (51,140)      (69,694)      (69,649)
 Shareholder loan repayments                                    -        99,879        66,946
 Affiliate loan repayments                                      -             -       108,735
                                                     ------------   -----------   -----------

     Net cash provided by (used in) investing
      activities                                          (51,140)       30,185       106,032
                                                     ------------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds (repayments) of note payable, bank, net       7,297,484     9,728,249    (2,331,963)
 Proceeds (repayments) of notes payable,
  shareholders                                          1,592,195      (130,000)     (288,106)
 Repayments of capital lease obligation                   (29,857)      (27,645)      (25,598)
 Dividend distributions paid                           (1,083,107)     (586,000)            -
                                                     ------------   -----------   -----------

     Net cash provided by (used in)
      financing activities                              7,776,715     8,984,604    (2,645,667)
                                                     ------------   -----------   -----------

NET INCREASE (DECREASE) IN CASH                            51,425       (16,823)       29,160

CASH, BEGINNING OF YEAR                                    12,737        29,560           400
                                                     ------------   -----------   -----------

CASH, END OF YEAR                                    $     64,162   $    12,737   $    29,560
                                                     ============   ===========   ===========

                      See Notes to Financial Statements.

                            R.W. ELECTRONICS, INC.
                            ----------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

Note 1 - Summary of Significant Accounting Policies
---------------------------------------------------

Organization - The Company was incorporated in Massachusetts on October 5, 1981.
------------
The Company's revenues are derived principally from the sourcing and distribution of electronic components to original equipment manufacturers and to a lesser extent other brokers located throughout the world.

Financial Statement Presentation - Certain reclassifications have been made to
--------------------------------
the 1998 and 1997 financial statements in order to conform with the presentation for 1999.

Estimates - The preparation of financial statements in conformity with generally
---------
accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition - Revenues are comprised of product sales, net of returns
-------------------
and allowances, and other revenue. Product sales typically involve electronic components and computer products. Revenue is recognized when the products are shipped to customers.

Inventories - Inventories are stated at the lower of cost or market.  Cost is
-----------
determined on the weighted-average method. Market is based upon net realizable value. Due to the nature of the Company's inventory, it is subject to rapid technological obsolescence.

As of December 31, 1999, 1998 and 1997, inventories have been reduced by $310,780, $156,571 and $120,776, respectively, to reflect estimated net realizable value. Although management has made its best estimate of net realizable value based on current market conditions, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimate of net sales proceeds expected to be generated from the sale of such inventories.

Property and Equipment - Depreciation is computed using primarily the straight-
----------------------
line method calculated to amortize the cost of the assets over their estimated useful lives. Leasehold improvements are depreciated using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets. Estimated useful lives of the Company's assets are as follows:

        Computer equipment                      3-5 years
        Office furniture and equipment          5-7 years
        Leasehold improvements                  30-40 years

Advertising Costs - The Company expenses the costs of advertising as incurred.
-----------------

Income Taxes - The Company has elected, with the consent of its shareholders, to
------------
be taxed as an "S corporation" under the provisions of the Internal Revenue Code. Under these provisions, the shareholders report the Company's taxable income or loss on their individual income tax returns. The Company does not pay federal corporate income taxes on its taxable income. The Company is subject to Massachusetts corporate income tax at the S corporation rate of 4.5%.

Effective January 1, 2000, the Company has elected to be a Massachusetts business trust. As such, the Company will not be taxed as an S corporation for Massachusetts purposes. Instead, the Company will be taxed at the Massachusetts corporate trust rate of 5.85%.

Financial Instruments - The Company's financial instruments principally consist
---------------------
of cash, accounts receivable, accounts payable, loans payable and capital lease obligations that are carried at cost approximating fair value.

Accounting for Impairment of Long-Lived Assets - The Company records impairment
----------------------------------------------
losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Computation of Historical Net Earnings Per Share - In accordance with SFAS No.
------------------------------------------------
128, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Dilutive earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and the incremental common shares issuable upon the conversion of the convertible preferred stock (using the if-converted method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

The following table sets forth the computation of earnings per share:

                                                   Year ended December 31,
                                             -----------------------------------
                                                1999         1998        1997
                                             -----------  -----------  ---------
 Basic and Diluted net earnings per share

 Numerator:  Net income                       $5,188,715   $1,995,305   $209,107
 Denominator:
   Weighted-average shares outstanding
     basic and diluted                             5,000        5,000      5,000

Basic and diluted net earnings per share      $ 1,037.74   $   399.06   $  41.82
                                              ==========   ==========   ========

As of and for the years ended December 31, 1999, 1998 and 1997, there were no stock options, warrants or other common stock equivalents issued or outstanding.


Comprehensive Income - As of January 1, 1998, the Company adopted SFAS No. 130,
--------------------
Reporting Comprehensive Income. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The statement requires that all items that are required to be recognized under generally accepted accounting principles as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements in the year-end financial statements. The statement does not require a specific format for that financial statement. There were no components of other comprehensive income during 1999, 1998 and 1997 and, thus, the comprehensive income for the years ended December 31, 1999, 1998 and 1997 is the same as the net income for each year presented.

Segment Reporting - The Financial Accounting Standards Board (FASB) issued SFAS
-----------------
No. 131, Disclosures about Segments of an Enterprise and Related Information, and the Company adopted this standard as of January 1, 1998. This statement introduces a new model for segment reporting called the management approach. The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are defined in any manner in which management disaggregates the Company for example, based on products and services, geography, legal structure, etc. Based upon the Company's analysis of its business, the Company believes that it operates in one segment and does not analyze its operations based upon separate geographical or product line information. (Reference is made to Note 9 for the enterprisewide disclosures required by SFAS No. 131.)

Derivatives - The FASB issued SFAS No. 133, Accounting for Derivative
-----------
Instruments and Hedging Activities, in June, 1998. The statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the value of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Amending SFAS No. 133, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities, Deferral of the Effective Date of FASB Statement No. 133 in July, 1999. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, although earlier adoption is allowed. The Company has not yet determined the effect that adoption of SFAS No. 133 will have or when the provisions of the statement will be adopted if prior to the required adoption date. However, the Company currently expects that, due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on the Company's results of operations or financial position.

Note 2 - Inventories under Management
-------------------------------------

On December 16, 1998, the Company entered into an agreement with a manufacturer to purchase certain components of its replacement parts inventory. The agreement calls for the Company to manage this inventory over a five-year period, during which time the manufacturer will buy back the inventory at original cost plus an escalating management fee and an interest fee to cover the cost of financing the inventory (reference is made to Note 3). The manufacturer has issued non-cancellable blanket purchase orders to the Company for all inventory components, management fees and the interest fee and has provided a standby letter of credit to secure its obligation. At December 31, 1999 and 1998, inventory under management under this agreement amounted to $4,829,454 and $6,720,547, respectively. Management has estimated the current portion to be realized during the next twelve months to be $2,429,454 and $1,891,093 as of December 31, 1999 and 1998, respectively.

Note 3 - Note Payable, Bank
---------------------------

The Company has a line of credit agreement with a bank. The maximum borrowings available under the agreement are $25,000,000, limited to 85% of eligible accounts receivable and 50% of eligible inventory (not to exceed $6,500,000) as defined in the agreement. The agreement is collateralized by all assets of the Company and the limited guarantees of $1,500,000 from each of the Company's two shareholders. At December 31, 1999 and 1998, borrowings outstanding under this facility amounted to $17,182,892 and $7,717,798, respectively. The agreement provides that any borrowings are due on demand and bear interest at the bank's prime rate plus 1.0% (9.5% at December 31, 1999). The weighted average interest rate for borrowings under this facility was 8.5% and 9.25% for the years ended December 31, 1999 and 1998, respectively. (Reference is made to Note 12).

The Company amended its loan agreement in December 1998 to include a facility to finance the acquisition of inventories under management (reference is made to Note 2). The maximum borrowings available under the agreement are $6,633,000, limited to 99% of eligible contract inventory as defined in the agreement. At December 31, 1999 and 1998, borrowings outstanding under this facility amounted to $4,465,390 and $6,633,000, respectively. The agreement provides that any borrowings are due on demand and bear interest at the bank's prime rate plus 1.0% (9.5% at December 31, 1999). The weighted average interest rate for borrowings under this facility was 7.0% for the year ended December 31, 1999. The Company incurred approximately $385,000 in interest expense under this facility. Interest income of approximately $385,000 earned as part of the inventory under management agreement has been offset against this interest expense, resulting in a net interest expense of $0 (reference is made to Note
2).

The line of credit agreement contains certain restrictive financial covenants. The Company is required to maintain or comply with the following: expenditures for property and equipment cannot exceed $250,000 for any one fiscal year; tangible net worth cannot be less than $1,100,000; a debt to tangible net worth ratio of not more than 14 to 1; a current ratio of not less than 1 to 1, and a ratio of cash flow coverage (as defined in the agreement) to the sum of interest expense and debt service on all obligations of not less than 1 to 1. The Company was in compliance with such covenants as of and for the year ended December 31, 1999.

At December 31, 1999 and 1998, total borrowings outstanding under the agreement were $21,648,282 and $14,350,798, respectively. On December 20, 1999, the bank informed the Company that it would not be renewing the line of credit agreement. As a result, all borrowings under the agreement are payable in full on April 1, 2000. Management has identified two alternative financing sources and is confident that a replacement line of credit facility will be in place prior to April 1, 2000.

Note 4 - Accounts Payable
-------------------------

At December 31, 1999 and 1998, accounts payable, trade includes outstanding checks in the amount of $905,192 and $1,058,911, respectively.

Note 5 - State Income Taxes
---------------------------

The provision for state income taxes for the years ended December 31, 1999, 1998 and 1997 is comprised of the following:

                                                       1999       1998      1997
                                                       ----       ----      ----
           Current                                 $276,036    $91,326   $ 1,055
           Deferred                                       -          -    16,700
                                                   --------    -------   -------

                                                   $276,036    $91,326   $17,755
                                                   ========    =======   =======

The Company utilized net operating loss carryovers in 1998 and 1997 of approximately $435,000 and $265,000, respectively, to eliminate a portion of the current provision for state income taxes.

Note 6 - Commitments and Contingent Liabilities
-----------------------------------------------

Contingencies - The Company is a party to legal proceedings and claims, which
-------------
arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

Operating Lease Commitments - The Company leases a warehouse facility in
---------------------------
Wilmington, Massachusetts under a long-term, non-cancellable lease agreement expiring in the year 2005. The agreement provides for fixed minimum rental payments plus utilities, real estate taxes, insurance and repairs. Rent expense for the years ended December 31, 1999, 1998 and 1997 amounted to approximately $62,000, $47,000 and $43,000, respectively. The following is a schedule by years of estimated future minimum annual rental payments required under the non-cancellable operating lease agreement as of December 31, 1999:

                  Years                               Amount
                  -----                               ------
                  2000                              $ 97,100
                  2001                                99,800
                  2002                               104,800
                  2003                               106,500
                  2004                               111,700
                  2005                                18,600
                                                    --------

Total minimum payments required                     $538,500
                                                    ========

Note 7 - Profit Sharing Retirement Plan
---------------------------------------

The Company has a 401(k) retirement plan which includes an employee savings plan established under the provisions of Internal Revenue Code Section 401(k). The plan covers substantially all regular employees, including officers. Company contributions to the plan are at the discretion of the Board of Directors, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution.

While the Company expects to continue the plan indefinitely, it has reserved the right to modify, amend or terminate the plan. In the event of termination, the entire amount contributed under the plan must be applied to the payment of benefits to the participants or their beneficiaries.

Total retirement plan expense amounted to approximately $55,000, $112,000 and $0 for the years ended December 31, 1999, 1998 and 1997, respectively.

Note 8 - Related Party Transactions
-----------------------------------

Lease Commitment - The Company leases sales and administrative office facilities
----------------
under a real estate lease agreement with Roadrunner Realty Trust, the beneficiaries of which are the shareholders of the Company. The lease agreement which was renewed in January, 2000 for a one-year period, provides for fixed monthly rentals in the amount of $10,000. For the years ended December 31, 1999, 1998 and 1997, rent expense amounted to $120,000, $121,000 and $136,000, respectively.

Notes Payable, Shareholders - At December 31, 1999, the balance consists of 10%
---------------------------
promissory demand notes payable in the aggregate amount of $1,750,000. These notes are subordinated to bank debt as required by the line of credit agreement (reference is made to Note 3). Interest expense on these notes amounted to approximately $36,500 for the year ended December 31, 1999.

At December 31, 1998, the balance consists of non-interest bearing promissory demand notes payable in the aggregate amount of $157,805.

Note 9 - Concentration of Credit Risk
-------------------------------------

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents in bank deposit accounts and trade receivables. The Company has not experienced losses related to cash and cash equivalents and does not believe it is exposed to any significant credit risks relating to its cash and cash equivalents. The Company's trade receivables are derived primarily from sales of electronic components and computer products to a large number of customers throughout the world who are predominantly computer manufacturers or in the computer component industry. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary but generally requires no collateral. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information. The Company's historical experience in collection of its trade receivables falls within the recorded allowances.

Sales to one customer amounted to approximately $18,500,000 for the year ended December 31, 1999. Amounts due from this customer included in accounts receivable, trade at December 31, 1999 amounted to approximately $2,500,000. Sales to another customer amounted to approximately $12,500,000 for the year ended December 31, 1998. There were no amounts due from this customer included in accounts receivable, trade, at December 31, 1998. There were no significant customers for the year ended December 31, 1997.

Approximate net sales by country, denominated in U.S. dollars, were as follows, based on the location to which the products were shipped (in thousands):

                                                     Year ended December 31,
                                                     -----------------------
                                                  1999                     1998
                                                  ----                     ----
     United States                            $111,489                 $ 78,342
     Brazil                                      4,261                    3,438
     Canada                                      4,293                    1,468
     France                                      2,531                    2,524
     Germany                                     9,004                    2,349
     Ireland                                     4,092                    1,804
     Italy                                       4,743                    2,265
     Netherlands                                 3,000                    7,777
     Scotland                                   10,606                    2,847
     United Kingdom                              4,950                      436
     Other                                      13,550                    1,814
                                              --------                 --------

        Total                                 $172,519                 $105,064
                                              ========                 ========

It is impractical to present net sales by country information for 1997 since the data necessary to compile this information has been purged from the Company's accounting records.

Note 10 - Advertising
---------------------

Advertising and promotional expenses amounted to approximately $224,000, $250,000 and $351,000 for 1999, 1998 and 1997, respectively, and are included in selling expenses in the accompanying statements of income.

Note 11 - Statements of Cash Flows Supplemental Disclosures
-----------------------------------------------------------

Cash paid for interest and income taxes for the years ended December 31, 1999, 1998 and 1997 consists of the following:

                                       1999       1998       1997
                                       ----       ----       ----

           Interest                   $456,449   $599,207   $598,542
           Income taxes                155,462          -      4,605

Note 12 - Potential Company Sale
--------------------------------

On December 29, 1999, the Company and its two shareholders signed a letter of intent with a public company, VerticalNet, Inc. ("VERT") for the sale of the Company's assets in a business combination to be accounted for as a purchase. An asset purchase agreement was executed on February 16, 2000, and the transaction was closed on March 31, 2000.

The terms of the agreement provide for the purchase of substantially all of the Company's assets and the assumption of substantially all of the Company's liabilities by VERT in exchange for $10,000,000 in cash and a maximum of 1,087,342 shares of VERT common stock. The actual value and the number of shares of VERT common stock that the Company will receive is subject to adjustments, based on changes in the market value of VERT's common stock from February 16, 2000 to the date immediately prior to the date on which a registration statement covering the common stock issued to the Company is declared effective by the Securities and Exchange Commission.

In conjunction with the closing, the entire balance outstanding under the Company's bank line of credit agreement was paid in full.

                               VERTICALNET, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION


     The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 1999, and the related unaudited pro forma consolidated statement of operations for the year ended December 31, 1999, give effect to the asset purchase of R.W. Electronics Inc. ("R W Electronics"), as described in
Note 2 of the Notes to Pro Forma Condensed Consolidated Financial Statements, as if the transaction had occurred as of December 31, 1999, in the case of the unaudited pro forma condensed consolidated balance sheet, and as of January 1, 1999, in the case of the unaudited pro forma consolidated statement of operations.

     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1999, also gives effect to the acquisitions of NECX Exchange Trust, Isadra, Inc. ("Isadra"), CertiSource, Inc. ("CertiSource"), LabX Technologies Inc. ("LabX") and Techspex, Inc. ("Techspex"), completed on December 16, 1999, August 25, 1999, August 10, 1999, July 29, 1999 and June 14,
1999, respectively, as described in Notes 3, 4, 5, 6 and 7 of Notes to the Pro Forma Condensed Consolidated Financial Statements, respectively, as if the transactions had occurred as of January 1, 1999.

     The unaudited pro forma condensed consolidated financial statements have been prepared by the management of the Company and should be read in conjunction with the Company's historical consolidated financial statements, which have been previously filed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, the historical financial statements of R W Electronics, which are included elsewhere in this Form 8-K, the historical financial statements of NECX Exchange Trust, Isadra, CertiSource, LabX and Techspex, filed on Forms 8-K dated December 16, 1999, August 25, 1999, August 10, 1999, July 29, 1999 and June 14, 1999, respectively. Since the unaudited pro forma financial statements which follow are based upon the financial condition and operating results of R W Electronics, NECX Exchange Trust, Isadra, CertiSource, LabX and Techspex during periods when they were not under the control or management of VerticalNet, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on January 1, 1999 nor are they indicative of future financial or operating results.

                               VERTICALNET, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               December 31, 1999


                                                                           Historical (Note 1)
                                                                        ------------------------
                                                                                                       Pro Forma
                                                                  VerticalNet     RW Electronics      Adjustments       Pro Forma
                                                                  -----------     ----------------    -----------       ---------
                                                                                        Dollars in Thousands
Assets
------
Current assets:
    Cash and cash equivalents                                      $   14,254         $      64       $  (10,500) (a)   $        -
                                                                                                         (21,648) (c)
                                                                                                          17,894  (c)
                                                                                                             (64) (d)
    Short-term investments                                             44,131                -           (17,894) (c)       26,237
    Accounts receivable, net of allowance
      for doubtful accounts                                            45,776            24,425                -            70,201
    Inventory, net of reserve                                           5,510             5,493                -            11,003
    Prepaid expenses and other assets                                   5,964             2,496                -             8,460
                                                                   ----------         ---------       ----------         ---------
                       Total current assets                           115,635            32,478          (32,212)          115,901

Restricted cash                                                         4,789                 -                -             4,789
Property and equipment, net                                            13,148               243                -            13,391
Goodwill and other intangibles, net
  of accumulated amortization                                         177,924                 -           75,121  (b)      253,045
Long-term investments                                                  16,885                 -                -            16,885
Deferred charges and other assets                                      12,523             2,434                -            14,957
                                                                   ----------         ---------       ----------        ----------
                       Total assets                                $  340,904         $  35,155       $   42,909        $  418,968
                                                                   ==========         =========       ==========        ==========
Liabilities and Shareholders' Equity
------------------------------------
Current liabilities:
    Current portion of long-term debt                              $    1,372         $       8       $        -        $    1,380
    Lines of credit                                                         -            21,648          (21,648) (c)            -
    Notes payable to shareholders                                           -             1,750           (1,750) (d)            -
    Accounts payable                                                   14,515             3,667                -            18,182
    Accrued expenses                                                   20,102             1,854             (431) (d)       21,525
    Dividend distributions payable                                          -             1,347           (1,347) (d)            -
    Deferred revenues                                                   9,768                 -                -             9,768
                                                                   ----------         ---------       ----------        ----------
                       Total current liabilities                       45,757            30,274          (25,176)           50,855


Long-term debt, net of current portion                                  1,750                 -                -             1,750
Convertible notes                                                     115,000                 -                -           115,000

Shareholders' equity                                                  178,397             4,881           72,966  (a)      251,363
                                                                                                          (4,881) (e)
                                                                   ----------         ---------       ----------        ----------
                       Total liabilities and shareholders'
                          equity                                   $  340,904         $  35,155       $   42,909        $  418,968
                                                                   ==========         =========       ==========        ==========

       The accompanying notes are an integral part of these statements.


                                                         VERTICALNET, INC.

                                     UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                               FOR THE YEAR ENDED DECEMBER 31, 1999


                                                                                             Historical (Note 1)
                                               ----------------------------------------------------------------------------
                                                  VerticalNet                 Techspex     LabX    CertiSource      Isadra
                                               ----------------              ----------   ------   -----------     --------
                                                                                                      Dollars in Thousands
Revenues
Exchange transaction sales                             $ 16,501                   $  -     $  -          $   -      $     -
Cost of exchange transaction sales                       14,171                      -        -              -            -
                                                      ---------                   ----     ----          -----      -------
   Net exchange revenues                                  2,330                      -        -              -            -

Advertising and e-commerce revenues                      18,428                    151      155            765            -
                                                      ---------                   ----     ----          -----      -------
   Combined revenues                                     20,758                    151      155            765            -

Other Costs and Expenses:

   Editorial and operational                              8,611                     33       40            215            -
   Product development                                    7,396                     10       30             97        1,573
   Sales and marketing                                   26,269                     96       19            295          257
   General and administrative                            11,887                     54       30            613        3,728
   IPR&D charge                                          13,600                      -        -              -            -
   Amortization of goodwill and other                     7,819                      -        -              -            -
    intangibles


                                                       --------                    ---      ----          ----       ------
        Operating income (loss)                         (54,824)                   (42)      36           (455)      (5,558)
                                                       --------                    ---      ----          ----       ------
Other Income                                                  -                      -        -            327            -



Interest, net                                             1,344                    (13)       -              -          (63)
                                                       --------                    ---      ----          ----       ------


Income taxes                                                  -                      -        8              -            -
                                                      ---------                   ----     ----          -----      -------
Net loss                                               $(53,480)                  $(55)    $ 28          $(128)     $(5,621)
                                                      =========                   ====     ====          =====      =======
Basic and diluted net loss per                         $  (0.86)
 share                                                =========
Weighted average shares outstanding
 used in basic and diluted                               62,391
 per-share calculation (Note 8)                       =========

                                                                                   Pro Forma
                                                  NECX        R W Electronics     Adjustments          Total
                                                  -----       ----------------    -----------          -----
Revenues
Exchange transaction sales                       $350,107            $172,519        $      -         $ 539,127
Cost of exchange transaction sales                314,257             152,813               -           481,241
                                                 --------            --------        --------         ---------
   Net exchange revenues                           35,850              19,706               -            57,886

Advertising and e-commerce revenues                     -                   -               -            19,499
                                                 --------            --------        --------         ---------
   Combined revenues                               35,850              19,706               -            77,385

Other Costs and Expenses:

   Editorial and operational                            -                   -               -             8,899
   Product development                                  -                   -               -             9,106
   Sales and marketing                             17,970               5,556               -            50,462
   General and administrative                      14,755               7,595               -            38,662
   IPR&D charge                                         -                   -               -            13,600
   Amortization of goodwill and other                   -                   -          15,049   (f)      54,999
    intangibles
                                                                                       23,111   (i)
                                                                                        6,883   (k)
                                                                                          707   (m)
                                                                                          925   (n)
                                                                                          505   (p)
                                                 --------            --------        --------         ---------
        Operating loss                              3,125               6,555         (47,180)          (98,343)
                                                 --------            --------        --------         ---------
Other Income                                            -                   -               -               327

                                                                                           37   (g)
                                                                                           63   (l)
Interest, net                                      (2,709)             (1,090)             13   (q)      (2,418)
                                                 --------            --------        --------         ---------
                                                                                         (276)  (h)
                                                                                         (104)  (j)
Income taxes                                          104                 276              (8)  (o)           -
                                                 --------            --------        --------         ---------
Net loss                                         $    312            $  5,189        $(46,679)        $(100,434)
                                                 ========            ========        ========         =========
Basic and diluted net loss per                                                                           $(1.51)
 share                                                                                                =========
Weighted average shares outstanding
 used in basic and diluted                                                                               66,589
 per-share calculation (Note 8)                                                                       =========


       The accompanying notes are an integral part of these statements.

                               VERTICALNET, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)


Note 1: HISTORICAL FINANCIAL STATEMENTS:

The historical balances of VerticalNet, Inc. ("VerticalNet" or the "Company") reflect the consolidated balance sheet as of December 31, 1999, and the consolidated results of operations for the year ended December 31, 1999, as reported in the consolidated financial statements which have been previously filed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. The historical balances of NECX Exchange Trust, Isadra, Inc. ("Isadra"), CertiSource, Inc. ("CertiSource"), LabX Technologies Inc. ("LabX") and Techspex, Inc. ("Techspex") for the year ended December 31, 1999 represent the results of their operations prior to their acquisition by the Company for the year ended December 31, 1999, which were derived from the historical financial statements filed in the Form 8-Ks dated December 16, 1999, August 25, 1999, August 10, 1999, July 29, 1999 and June 14, 1999, respectively. The period results for the period subsequent to the acquisition dates for NECX Exchange Trust, Isadra, CertiSource, LabX and Techspex are included in the Company's results. The historical balances of R. W. Electronics Inc. ("RW Electronics") as of December 31, 1999 and for the year ended December 31, 1999 were derived from the historical financial statements.

Note 2: ACQUISITION OF R. W. ELECTRONICS, INC.:

On March 31, 2000, VerticalNet acquired substantially all of the assets of RW Electronics. The acquisition was consummated by NECX.com LLC ("NECX"), a wholly-owned subsidiary of VerticalNet. The Acquisition was accomplished pursuant to the terms of an Asset Purchase Agreement (the "Purchase Agreement"), dated as of February 16, 2000 by and among VerticalNet, NECX, RW Electronics, RW Electronics Trust, Robert R. Benedict and Peter L. LeSaffre. The transaction was completed for approximately $83.5 million, including transaction costs. The acquisition will be accounted for under the purchase method of accounting. Under this method, the purchase price is allocated to the assets acquired and liabilities assumed based on the fair values at the acquisition date. Such allocation is based on estimates that may be revised at a later date. Therefore, actual amounts may differ from those in the unaudited pro forma condensed consolidated financial statements. The excess of the purchase price over the fair value of the assets acquired was approximately $75.1 million, which has been allocated to assembled workforce, strategic relationships and goodwill in the amounts of approximately $0.5 million, $15.0 million and $59.6 million, respectively. The assembled work force will be amortized on a straight line basis over 48 months, while the strategic relationships and goodwill will be amortized on a straight line basis over 60 months.


The following pro forma adjustments for the RW Electronics acquisition are reflected in the unaudited pro forma condensed consolidated balance sheet as of December 31, 1999, and the unaudited pro forma statements of operations for the year ended December 31, 1999:


Unaudited Pro Forma Adjustments to Consolidated Balance Sheet


(a) Reflects the consideration issued by the Company to consummate the acquisition:

                               (in thousands)
          Cash                       $10,000
          Transaction costs              500
          Common stock                72,966
                                     -------
                                     $83,466
                                     =======

(b)  Reflects the recording of the purchase transaction.

                                                           (in thousands)
       Total purchase price                                   $ 83,466
       Fair value of net assets acquired
         excess purchase price to be allocated                   8,345
                                                              --------
                                                              $ 75,121
                                                              ========


     The excess purchase price was allocated as follows:

                                                                  (in thousands)
       Assembled work force (estimated useful life of 48 months)      $   500
       Strategic relationships (estimated useful life of 60 months)    15,000
       Goodwill (estimated useful life of 60 months)                   59,621
                                                                      -------
                                                                      $75,121
                                                                      =======


(c) Reflects the Company's payment of RW Electronics' line of credit and the reclass of a portion of the Company's short term investments to cash.

(d) Reflects elimination of the excluded cash balance and certain excluded assets including the notes payable to shareholders, distributions payable, state tax accrual, benefit plan accruals and other miscellaneous accruals as detailed in the purchase agreement.

(e)  Reflects the elimination of the equity accounts of RW Electronics.


Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of
Operations


(f) Represents additional amortization expense for the year ended December 31,1999, relating to the assembled workforce acquired in the transaction based upon estimated useful life of 48 months and the strategic relationships acquired and goodwill based upon the estimated useful lives of 60 months.

(g) Represents the elimination of interest expense incurred on notes' payable to shareholders.

(h)  Represents the elimination of tax expense of RW Electronics.


Note 3: ACQUISITION OF NECX EXCHANGE TRUST:

On December 16, 1999, we acquired substantially all of the assets plus assumed certain liabilities of NECX Exchange Trust for approximately $116.6 million, including transaction costs. The acquisition was accounted for under the purchase method of accounting. Under this method, the purchase price was allocated to the assets acquired and liabilities assumed based on the fair values at the acquisition date. Such allocation was based on estimates that may be revised at a later date. Therefore, actual amounts may differ from those in the unaudited pro forma condensed consolidated financial statements. The excess of the purchase price over the fair value of the assets acquired was approximately $120.0 million, which was allocated to assembled workforce, strategic relationships and goodwill in the amounts of approximately $2.5 million, $13.0 million and $104.5 million, respectively. The assembled work force is being amortized on a straight line basis over 48 months, while the strategic relationships and goodwill are being amortized on a straight line basis over 60 months.

The following pro forma adjustments for the NECX Exchange Trust acquisition are reflected in the unaudited pro forma statement of operations for the year ended December 31, 1999:


Unaudited Pro Forma Adjustments to Condensed Consolidated Statement of
Operations


(i) Represents additional amortization expense for the year ended December 31,1999, relating to the assembled workforce acquired in the transaction based upon estimated useful life of 48 months and the strategic relationships acquired and goodwill based upon the estimated useful lives of 60 months.

(j)  Represents the elimination of tax expense of NECX Exchange Trust.



Note 4: ACQUISITION OF ISADRA, INC:

On August 25, 1999, we acquired all of the capital stock of Isadra for approximately $42.3 million, including transaction costs. The consideration for the acquisition was $3.0 million in cash, including transaction costs, 2,000,000 shares of our common stock having a fair market value of $37.8 million and options to purchase 81,526 shares of our common stock valued at $1.5 million. The acquisition was accounted for under the purchase method of accounting. The purchase price plus the net liabilities assumed was approximately $43.9 million, which was allocated to in-process research and development, existing technology, assembled workforce and goodwill in the amounts of approximately $13.6 million, $2.1 million, $500,000 and $27.7 million, respectively. The $13.6 million of in-process research and development was charged to expense as a non-recurring charge upon consummation of the acquisition since the in-process research and development has not yet reached feasibility and has no alternative future uses. The existing technology and assembled work force will be amortized on a straight-line basis over 24 months, while goodwill will be amortized on a straight-line basis over 36 months.

The following pro forma adjustments for the Isadra acquisition are reflected in the unaudited pro forma statement of operations for the year ended December 31, 1999:


Unaudited Pro Forma Adjustments to Consolidated Statement of Operations

(k) Represents additional amortization expense relating to the existing technology, the assembled work force acquired and goodwill.

(l) Represents the elimination of interest expense incurred on Isadra's line of credit from VerticalNet.


Note 5: ACQUISITION OF CERTISOURCE, INC:

On August 10, 1999, we acquired all of the capital stock of CertiSource for approximately $3.3 million, including transaction costs. The consideration for the acquisition was $601,000 in cash, including transaction costs, and 167,424 shares of our common stock having a fair market value of approximately $2.7 million. The acquisition was accounted for under the purchase method of accounting. The purchase price plus the net liabilities assumed was approximately $3.4 million which was allocated to a covenant not-to-compete and goodwill of approximately $500,000 and $2.9 million, respectively. The covenant not-to-compete and goodwill will be amortized on a straight-line basis over 36 months.

The following pro forma adjustment for the CertiSource acquisition is reflected in the unaudited pro forma consolidated statement of operations for the year ended December 31, 1999:

Unaudited Pro Forma Adjustment to Consolidated Statement of Operations

(m) Represents additional amortization expense relating to the covenant not-to-compete and goodwill.


Note 6: ACQUISITION OF LABX  TECHNOLOGIES, INC:

On July 29, 1999, we acquired all of the capital stock of LabX for approximately $4.7 million, including transaction costs. The consideration for the acquisition was $1.9 million in cash, including transaction costs, and 139,588 shares of our common stock with a fair market value of approximately $2.8 million. The acquisition was accounted for under the purchase method of accounting. The purchase price less the net assets acquired was approximately $4.6 million, which was allocated to a covenant not-to-compete, existing technology and goodwill of approximately $350,000, $500,000 and $3.75 million, respectively. The covenant not-to-compete will be amortized on a straight-line basis over 24 months, while the existing technology and goodwill will be amortized on a straight-line basis over 36 months.

The following pro forma adjustments for the LabX acquisition are reflected in the unaudited pro forma consolidated statement of operations for the year ended December 31, 1999:

Unaudited Pro Forma Adjustments to Consolidated Statement of Operations

(n) Represents additional amortization expense relating to goodwill, the covenant not-to-compete and existing technology.

(o)  Represents the elimination of tax expense of LabX.


Note 7: ACQUISITION OF TECHSPEX, INC:

On June 14, 1999, we acquired all of the capital stock of Techspex for approximately $3.3 million, including transaction costs. The consideration for the acquisition was $311,000 in cash (including transaction costs of approximately $100,000) and 179,988 shares of our common stock with a fair market value of approximately $3.0 million. The acquisition has been accounted for under the purchase method of accounting. The purchase price plus the net liabilities assumed was approximately $3.3 million, which was recorded as goodwill and will be amortized on a straight-line basis over 36 months.

The following pro forma adjustments for the Techspex acquisition are reflected in the unaudited pro forma consolidated statement of operations for the year ended December 31, 1999:

Unaudited Pro Forma Adjustments to Consolidated Statement of Operations

(p)  Represents additional amortization expense relating to goodwill.

(q) Represents the elimination of interest expense associated with the notes payable of Techspex.


NOTE 8: PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

The weighted average shares outstanding used in the pro forma basic and diluted net loss per share calculation for the year ended December 31, 1999 is 720,652 shares of our common stock issued in the acquisition of RW Electronics, the incremental shares of 1,920,684, 1,293,151, 101,830, 79,928 and 80,871 for the
acquisitions of NECX Exchange Trust, Isadra, CertiSource, LabX and Techspex respectively.

NOTE 9: STOCK SPLIT

On March 31, 2000, we effected a two-for-one split of our common stock. All share and per share data have been restated to reflect the stock split.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: April 13, 2000                            VERTICALNET, INC.

                                                 By:  /s/ Gene S. Godick
                                                      ------------------
                                                 Name:  Gene S. Godick
                                                 Title: Chief Financial Officer

                                 EXHIBIT INDEX



Exhibit No.    Description of Exhibit
-----------    ----------------------
2.1            Asset Purchase Agreement dated as of February 16, 2000.
23.1           Consent of Tonneson & Company CPAs PC